Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND (I) WOULD BE COMPETITIVELY HARMFUL TO THE REGISTRANT IF PUBLICLY DISCLOSED OR (II) IS INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH INFORMATION HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

LICENSE AGREEMENT

BY AND BETWEEN

TAKEDA PHARMACEUTICAL COMPANY LIMITED

AND

RECURSION PHARMACEUTICALS, INC.

Dated as of May 1, 2020

LICENSE AGREEMENT

This License Agreement (“Agreement”) is dated as of May 1, 2020 (the “Effective Date”) by and between Takeda Pharmaceutical Company Limited having a business address at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Takeda”) and Recursion Pharmaceuticals, Inc., having a business address at 41 S. Rio Grande Street, Salt Lake City, UT 84101, USA (“Recursion”). Each hereunder may be referred to separately as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Takeda owns or controls certain intellectual property, including patents, know-how and data, and certain materials relating to Takeda’s MEK-1 and MEK-2 inhibitor known as TAK-733, and the research and development thereof;

WHEREAS, Recursion desires to exclusively license from Takeda and Takeda desires to exclusively license to Recursion, the right to use and otherwise exploit such intellectual property to develop, manufacture and commercialize the Compound and Products in the Field in the Territory (as such terms are defined below).

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined elsewhere in the Agreement, all capitalized terms shall have the following meanings:

1.1	“Action” shall have the meaning set forth in Section 6.5(b).

1.2

“Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered any Product, including any serious untoward medical occurrence, that is required under Laws to be reported to applicable Regulatory Authorities.

1.3

“Affiliate” means with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.4

“Anti-Corruption Laws” means Laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.5

“Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; or (d) substantially all of the assets of a Party are seized or attached and not released within [***] thereafter.

1.6

“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.7

“Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.8

“Commercialization” or “Commercialize” means any and all activities undertaken for any Product(s) that relate to the marketing, commercial strategy, pricing, promoting, distributing, physician targeting, reimbursement, branding, importing or exporting for sale, offering for sale and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.9

“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable and good faith efforts as are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of a Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of such efforts and resources to fulfill the obligation in issue, consistent with the level of efforts as are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities for a product at a similar stage in its product life as a Product and having profit potential and strategic value comparable to that of such Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of such Product, the strength of its proprietary position and such other factors as such Party may reasonably consider, all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.10	“Competitive Program” shall have the meaning set forth in Section 2.7.

1.11

“Compound” means (a) Takeda’s mitogen-activated protein kinase (MEK)-1 and MEK-2inhibitor known as “TAK-733” having chemical structure set forth on Exhibit A, (b) any metabolites, polymorphs, salts, esters, free acid forms, free base forms, pro drug forms, racemates and all optically active forms of TAK-733 and (c) any other chemical structure the Exploitation of which would infringe the Takeda Patent.

1.12	“Confidential Information” of a Party means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information of a Party shall include “Information” that is relating to the Compound and is disclosed by such Party or any of its Affiliates pursuant to the [***]. The terms and conditions of this Agreement shall be deemed as the Parties’ Confidential Information. Confidential Information does not include information that: (a) is or becomes generally available to the public other than as a result of improper disclosure by the recipient; (b) is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party hereunder; (c) is independently developed by the recipient without use of or reference to the disclosing Party’s Confidential Information; or (d) is obtained by recipient on a non-confidential basis from a Third Party that has not breached any obligations of confidentiality; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

1.13

“Control”, “Controlling” or “Controlled” means, with respect to (a) Patent Rights, (b) Know-How, or (c) biological, chemical or physical material, that a Party owns or has a license or sublicense or other right to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant access, a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.14	“Defending Party” shall have the meaning set forth in Section 6.6.

1.15

“Development” or “Develop” means, with respect to any Compound or Product, (a) the performance of all research, non-clinical development (including toxicology, pharmacology, test method development, formulation development, delivery system development, stability testing, process development, quality control development, and statistical analysis), (b) clinical trials, (c) clinical manufacturing and labelling activities, and (d) regulatory activities, in each case, that are required to obtain Regulatory Approval of a Product in the Territory.

1.16

“Exploit” or “Exploitation” means to research, Develop, make, have made, register, modify, enhance, improve, import, export, distribute, use, have used, sell, have sold, offer for sale, or otherwise dispose of or Commercialize.

1.17

“FAP/APC Field” means the diagnosis, treatment, and prevention of (a) Familial Adenomatous Polyposis (FAP), including prevention of FAP progression (whether pre or post colectomy), or (b) any cancer caused by or otherwise linked or related to mutations in the adenomatous polyposis coli (APC) gene, including treatment of FAP-related colorectal cancer.

1.18	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.19	“Field” means the diagnosis, treatment, and prevention of any and all diseases.

1.20

“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of any Product in such country to a Third Party by Recursion or any of its Sublicensees. Transfers or dispositions of Product at or below cost: (a) in connection with patient assistance programs; (b) for charitable or promotional purposes; (c) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (d) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority shall not, in each case of (a) through (d), be deemed commercial transfers or dispositions for value.

1.21	“Force Majeure” shall have the meaning set forth in Section 12.4.

1.22

“Generic Competition Percentage” means, with respect to each Product in a given country in the Territory in a given Calendar Quarter, the total number of units of all Generic Products sold divided by the sum of: (a) the total number of units of the applicable Product sold, and (b) the total number of units of all Generic Products sold, in each case to end users in such country in such Calendar Quarter.

1.23

“Generic Product” means, other than Product sold under authority from Recursion, (a) in respect of a Product in the United States, a product sold by a Third Party that is determined by FDA to be pharmaceutically and therapeutically equivalent to the Product sold by or on behalf of Recursion, its Affiliate or Sublicensee, which may, but is not required to be, evidenced by a Generic Product relying on such Product as the reference drug product; and (b) in respect of a Product outside the United States, a product sold by a Third Party pursuant to an approval under a similar pathway to (a) if such pathway exists and, if such pathway does not exist, pursuant to a Marketing Approval granted by a Regulatory Authority to such Third Party with reference to such Product or the Marketing Approval therefor owned or held by or on behalf of Recursion, its Affiliate or Sublicensee.

1.24

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.25

“IND” means, in the United States, a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3, and, with respect to every other country in the Territory, the clinical trial notification, clinical trial application or other equivalent application (i.e., a filing that must be made prior to commencing clinical testing of any Product in humans) filed with the applicable Regulatory Authority in such country.

1.26

“Indication” means an entirely separate and distinct disease or medical condition in humans (i.e., a separate and distinct histotype) that a pharmaceutical or biological product: (a) that is in clinical trials is intended to treat; or (b) has received, or will be subject to, a separate and distinct Regulatory Approval from the FDA with an approved label claim to treat such disease or condition, as applicable, as set forth in the a New Drug Approval Application as defined in the U.S. Federal Food, Drug and Cosmetic Act, (21 U.S.C. §301 et seq.), as amended from time to time. For clarity: (i) moving from one line of therapy to another within an Indication (e.g., moving from second-line therapy to first-line therapy) shall not be considered to be a new Indication; (ii) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease, and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used;

(iii) initiating a clinical trial or obtaining Regulatory Approval for use of a pharmaceutical or biological product in combination with another pharmaceutical or biological product, where a clinical trial had been initiated or Regulatory Approval obtained for such first pharmaceutical or biological product for use as monotherapy or in combination with a different pharmaceutical or biological product, shall not be considered to be a new Indication; and (iv) initiating a clinical trial or obtaining Regulatory Approval for use of a pharmaceutical or biological product in a specific patient population where such clinical trial is initiated or Regulatory Approval is obtained without reference to such specific patient population or for a different patient population, shall not be considered a new Indication.

1.27

“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.28	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.29

“Marketing Approval” shall mean approval from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, which for the sake of clarity, shall not include any such pricing and reimbursement approvals.

1.30	“Milestone Event” shall have the meaning set forth in Section 5.2.

1.31

“NDA” means a New Drug Application, submitted pursuant to the requirements of the FDA, as more fully defined in 21 US C.F.R. § 314.3 et seq., and any equivalent application (e.g., a Marketing Authorization Application filed with the EMA) submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.32

“Net Sales” means the gross amounts received by Recursion or any of its Sublicensees for sales of Products to independent or unaffiliated Third Party purchasers of such Product, less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise taken with reasonable documentation as a deduction in accordance with United States generally accepted accounting principles (“US GAAP”) or International Financial Reporting Standards (“IFRS”), as applicable, to be specifically attributable to actual sales of such Product: [***]. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales.

Transfers or dispositions of Product: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

In the event a Product is sold as a component of a combination or bundled product that consists of a Product together with another therapeutically active product (a “Combination Product”), the Net Sales from the Combination Products, for the purposes of determining Royalty Payments, will be determined by [***]. In the event that the weighted average per unit sale price of the Product can be determined but the weighted average per unit sale price of the other product(s) included in the Combination Product cannot be determined, Net Sales for purposes of determining Royalty payments will be calculated by [***].

In the event that the weighted average per unit sale price of the other product(s) included in the Combination Product can be determined but the weighted average per unit sale price of the Product in similar volumes and of the same class purity, potency and dosage form as in the Combination Product cannot be determined, Net Sales for purposes of determining Royalty Payments will be calculated by [***].

In the event that such average per unit sale price cannot be determined for the Product, on the one hand, and all other product(s) included in the Combination Product, on the other, Net Sales for the purposes of determining Royalty Payments will be determined by [***]. The weighted average per unit sale price for both the Product, on the one hand, and all other product(s) included in the Combination Product, on the other, will be calculated once each Calendar Year and such price will be used during all applicable Royalty reporting periods for the entire following Calendar Year. When determining the weighted average per unit sale price of a Product, other product(s) or Combination Product, the weighted average per unit sale price will be calculated by dividing sales dollars by the units sold during the 12 months (or the number of months in which sales occurred in a partial Calendar Year) of the preceding Calendar Year for the respective Product, other product(s) or Combination Product. In the initial Calendar Year, a forecasted weighted average per unit sale price will be used for the Product, other product(s), or Combination Product. Any over- or under-payment due to a difference between the forecasted and actual weighted average per unit sale price will be paid or credited in the first Royalty payment of the following Calendar Year.

1.33	“Non-Escalatable Disputes” shall have the meaning set forth in Section 11.1.

1.34	“Other Field” means any Field other than FAP/APC Field.

1.35

“Patent Rights” means any: (a) issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal; (b) pending patent applications, including, but not limited to, any continuation, divisional, continuation-in-part, substitute or provisional application; and (c) counterparts or foreign equivalents of any of the foregoing filed or issued in any country or jurisdiction.

1.36	“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint stock company, unincorporated association, trust, or any other entity that has legal capacity to own property in their own name or to sue or be sued, including a government or political subdivision, department, or agency of a government.

1.37

“Phase II Clinical Trial” means any human clinical trial of the Product conducted mainly to test the effectiveness and to determine the common short-term side effects and risks associated with the Product for purposes of identifying the appropriate dose for a Phase III Clinical Trial for a particular indication or indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-U.S. equivalents.

1.38

“Phase III Clinical Trial” means any human clinical trial of the Product designed to: (a) gather additional information about the effectiveness and safety of the Product that is needed to evaluate the overall benefit-risk relationship of the Product for its intended use; (b) provide the clinical basis of commercial labeling; and (c) support regulatory approval of the Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-U.S. equivalents. A “Phase II/III Clinical Trial” shall be deemed to be a Phase III Clinical Trial (and not a Phase II Clinical Trial) for the purpose of this Agreement.

1.39

“Product” means any product containing a Compound, as its active ingredient, including all forms, presentations, strengths, doses and formulations (including any method of delivery). For purposes of this Agreement, Product shall include Combination Product. For clarity, for the purposes of this Agreement: different dosage strengths of a given Product using the same formulation shall be considered the same Product; any Product which has a specific formulation shall be considered a different Product when it has a different formulation, even if the two Products are used for the treatment of the same Indication; and, for purposes of Section 5.3 only, any Product with a specific formulation which is used for the treatment of a particular Indication shall be considered a different Product when it is used for the treatment of a different Indication.

1.40	“Recursion Patents” shall have the meaning set forth in Section 6.4(d).

1.41

“Recursion Technology” means any and all Know-How and Patent Rights, in each case that is/are (a) generated by or on behalf of Recursion, its Affiliate or their respective Sublicensees by the activities contemplated under this Agreement, (b) Controlled by Recursion or its Affiliates, and (c) necessary for the Development, Commercialization or other Exploitation of the Products for the Field in the Territory. For clarification, Recursion Technology includes any and all Regulatory Filings that are (i) made by or on behalf of Recursion, its Affiliates or their respective Sublicensees with any Regulatory Authority in the Territory with respect to any Compounds or Products, and (ii) Controlled by Recursion or its Affiliates, including any such IND, NDA (and any amendments and supplements thereto) or any other application for regulatory consultations or consideration, including sponsorship thereof.

1.42

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including any pricing and/or pricing reimbursement approval or determination, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction.

1.43

“Regulatory Authority” means (a) in the US, the FDA or (b) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical products (including without limitation, the European Medicines Agency (EMA), Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) or any successor agency or authority thereto).

1.44

“Regulatory Documents” means any and all applications, registrations and filings that are made, prior to the Effective Date, by or on behalf of Takeda or its Affiliates with any Regulatory Authority in the Territory with respect to any Compounds or Products, if any, including any IND, NDA (and amendments and supplements thereto) or any other application for regulatory consultations or consideration, including sponsorship thereof and that are listed in Exhibit B. [***].

1.45

“Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to such Product, other than Patent Rights, that prohibits a Person from (a) relying on pivotal safety or efficacy data generated by or on behalf of the Parties with respect to such Product in an application for Regulatory Approval, (b) Commercializing such Product, including rights conferred in the US under the Hatch Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity and orphan drug exclusivity), or in each case ((a) and (b)), rights similar thereto outside the US.

1.46

“Regulatory Filing” means any and all (a) submissions, non-administrative correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Governmental Authority with respect to the research, clinical investigation, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Product and (b) Marketing Approvals for the Product. [***].

1.47	“Representatives” shall have the meaning set forth in Section 7.1.

1.48	“Royalty Payments” shall have the meaning set forth in Section 5.3.

1.49	“Royalty Report” shall have the meaning set forth in Section 5.6.

1.50

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period from the First Commercial Sale of such Product in such country until the latest of (a) the expiration of the last to expire Valid Claim in a Takeda Patent in such country that would be infringed by the sale of such Product in such country if not for the exclusive license granted by Takeda under this Agreement, (b) the expiration of any applicable Regulatory Exclusivity period for such Product in such country or (c) ten (10) years after the First Commercial Sale of such Product in such country.

1.51

“Sublicensee” means a Person, which is granted any sublicense rights under any of the license rights granted under Section 2.1; provided, that “Sublicensee” shall exclude distributors who are instead considered independent contractors of Recursion.

1.52	[***].

1.53

“Takeda Clinical Trial” means Takeda’s clinical trial entitled “A Multicenter, Open-Label, Dose-Escalation, Phase 1 Study of TAK-733, an Oral MEK Inhibitor, in Adult Patients With Advanced Nonhematologic Malignancies”, coded by Takeda Trial ID as C20001.

1.54

“Takeda Know-How” means any Know-How that is reasonably necessary for, or was otherwise used or generated by Takeda or its Affiliates in connection with, the Exploitation of Compound or a Product and that is Controlled by Takeda or any of its Affiliates as of the Effective Date and that is listed on Exhibit B. [***].

1.55	“Takeda Indemnitees” shall have the meaning set forth in Section 9.1.

1.56	“Takeda Patents” means (a) the patents and patent applications that are Controlled by Takeda or any of its Affiliates as of the Effective Date and that are listed in Exhibit C together with (b) any and all provisionals, substitutions, extensions, divisionals, continuations, continuations-in-part, and foreign counterparts of any such patent applications described in (a) and (c) any and all patents which issue or are granted on any of the foregoing described in (a) or (b) anywhere in the world, including any extension, supplemental protection certificate, registration, confirmation, renewal and reexamined and reissued patents.

1.57	“Takeda Technology” means, collectively, the Takeda Patents and the Takeda Know-How.

1.58

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.59	“Term” shall have the meaning set forth in Section 10.1.

1.60	“Terminated Country” shall have the meaning set forth in Section 10.3(a)(iii).

1.61	“Terminated Product” shall have the meaning set forth in Section 10.3(a)(iii).

1.62	“Territory” means all the countries of the world.

1.63	“Third Party” means any Person other than Takeda, Recursion or any of their respective Affiliates.

1.64	“Third Party Infringement” shall have the meaning set forth in Section 6.5(a).

1.65	“United States” or “US” means the United States of America, its territories and possessions.

1.66	“USD” or “$” means the lawful currency of the United States.

1.67

“Valid Claim” means with respect to a patent or patent application in a country, any claim of an (a) issued patent that has not (i) expired, irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable final decision of a governmental authority in such country or (b) application for a patent that (1) has been pending for less than [***] from the first date to which such application claims priority, is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing and (2) has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer.

1.68

“VAT” means, within the EU, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the EU, value added tax or any form of consumption tax levied by a relevant tax authority, as well as all other forms of consumption taxes levied by the relevant tax authority on the purchase of a good or a service, including but not limited to sales tax and good and service tax.

ARTICLE 2

LICENSES AND OTHER RIGHTS

2.1	Grant of Licenses to Recursion. Subject to the terms and conditions of this Agreement, Takeda hereby grants to Recursion an exclusive (even as to Takeda and its Affiliates, except as expressly provided in Section 2.2 or in Section 10), royalty-bearing and transferable (subject to the provisions of Section 12.2) right and license (with the right to sublicense through multiple tiers, subject to the provisions of Section 2.3) under the Takeda Technology to Exploit the Compounds and Products in the Territory in the Field.

2.2

Reservation of Rights; License to Takeda. Recursion hereby grants to Takeda and its Affiliates, a non-exclusive, royalty-free, irrevocable, fully paid up, license to use the Compounds under the Takeda Technology for non-clinical research purposes, with the right to have a third party collaborator, contractor or other service provider who engages in non-clinical research activities with, for or on behalf of Takeda or its Affiliate use the Compound for the purpose of such research.

2.3

Grant of Sublicenses by Recursion. Recursion may not grant sublicenses (with or without the right to grant further sublicenses through multiple tiers), in whole or in part, under the licenses granted in Section 2.1 without the prior written consent of Takeda, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Recursion has the right to grant and authorize sublicenses under the licenses granted in Section 2.1 without the prior written consent of Takeda to its Affiliates (with the right to grant further sublicenses through multiple tiers to other Affiliates). Notwithstanding the first sentence of this Section 2.3, only after the top-line data is obtained from the first clinical trial of Product in any Indication conducted by Recursion in accordance with the Development Plan or three (3) years have passed following the Effective Date, whichever occurs earlier, Recursion and its Affiliates shall have the right to grant and authorize sublicenses under the licenses granted in Section 2.1 without the prior written consent of Takeda to any pharmaceutical or biotechnology company with [***]. For the purpose of this Section 2.3, the top-line data means, with respect to a clinical trial, a summary of demographic data, the data for the primary endpoint and a summary of safety data, which are based on an unblinded, locked database. Any sublicense granted by Recursion (with or without the prior consent of Takeda) shall not relieve Recursion of any of its obligations hereunder. Any sublicense shall be in writing and subject to, and consistent with, the applicable terms and conditions of this Agreement. Any sublicense shall contain terms at least as protective of Takeda’s rights as those contained in this Agreement. Recursion shall provide Takeda with a copy of any sublicense agreement, and any amendment thereto, within [***] after its execution; provided that Recursion shall have the right to redact from such copy of the sublicense agreement any (a) financial terms and (b) other technical or business information which Recursion determines in good faith to be necessary to protect any of its or its Sublicensee’s confidential or proprietary information unrelated to Recursion’s obligations under this Agreement and (c) any other information not necessary for Takeda to determine compliance with this Agreement. For the avoidance of any doubt, this Section 2.3 shall not be construed as limiting Recursion’s right of subcontracting as permitted in Section 3.5.

2.4

Technology Transfer. Promptly after the Effective Date, in accordance with the transfer plan set forth on Exhibit D, Takeda shall transfer to Recursion or its designee, at Recursion’s cost and expense, a copy or embodiment of all Takeda Know-How and, as applicable, the Takeda Technology, each in their current form and in their current language. The Parties shall use Commercially Reasonable Efforts to complete the transfer activities within [***] of the Effective Date. If, within [***] following the completion of the transfer of the Takeda Know-How in accordance with this Section 2.4, Recursion reasonably identifies specific items within such Takeda Know-How which were not transferred to Recursion, Recursion shall notify Takeda, and Takeda shall use Commercially Reasonable Efforts to promptly transfer such items to Recursion, at Recursion’s cost and expense.

2.5

Regulatory Documents Transfer. In accordance with the transfer plan set forth on Exhibit D, within [***] after the Effective Date, Takeda shall (to the extent allowed by Law), at Recursion’s cost and expense, assign to Recursion the Regulatory Documents. As part of such assignment, Takeda will transfer to Recursion a complete, accurate and current copy of the IND (No. [***]) for the Compound and any amendments thereto filed by or on behalf of, or otherwise owned or Controlled by, Takeda or its Affiliates. To the extent any of the Regulatory Documents cannot be assigned to Recursion, Takeda hereby grants to Recursion an exclusive (even as to Takeda and its Affiliates) and transferable (subject to the provisions of Section 12.2) license and right of reference (with the right to sublicense and grant further rights of reference, subject to the provisions of Section 2.3) under the Regulatory Documents as necessary or used by Takeda or its Affiliates to Exploit any Compound or Product(s) in the Territory in the Field. In addition, Takeda shall provide the appropriate notices and authorizations to Regulatory Authority(ies) to effect the foregoing assignments and rights of reference, where applicable.

2.6

Confirmatory License. Takeda shall, if requested to do so by Recursion, promptly enter into a confirmatory license in a form reasonably requested by Recursion for purposes of recording the licenses granted under this Agreement with such patent offices or other Regulatory Authorities as Recursion considers appropriate.

2.7

Non-Compete. During the Term, Takeda shall not, directly or indirectly, Develop or Commercialize any compound that directly and selectively inhibits both MEK-1 and MEK-2, whether alone or in combination with another active pharmaceutical ingredient, for the diagnosis, treatment, and prevention of Familial Adenomatous Polyposis (FAP) (a “Competitive Program”). For clarification, the foregoing non-compete does not prevent Takeda from using the Compounds for the purposes expressly permitted in Section 2.2. Notwithstanding anything to the contrary in this Agreement, the foregoing non-compete shall not apply to an acquirer of Takeda if that acquirer had a Competitive Program prior to such acquisition of Takeda, nor shall it apply to Takeda if Takeda acquires a business that owns or controls a Competitive Program as long as the Competitive Program represents less than one-third of the acquired businesses assets or value, and then solely with respect to that acquired program; provided that, the acquirer or Takeda, as applicable, implements and enforces effective walls and screens between personnel having access to Takeda Know-How and Confidential Information of Recursion, on the one hand, and personnel working on, supervising work on or making decisions regarding a Competitive Program, on the other hand. For the avoidance of doubt, nothing in this Section 2.7 will prevent Takeda or any of its Affiliates from investing in companies which may be direct or indirect competitors of Recursion; provided that the principal line of business of the target investment is not a Competitive Program.

ARTICLE 3

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

3.1

Development of Products by Recursion. Recursion shall have the sole right and decision-making authority to Develop the Compounds and Products and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies Recursion believes appropriate to obtain Regulatory Approval for such Products in the Territory in the Field. Recursion shall be solely responsible for all costs and expenses associated with such Development. Recursion’s Development of the Compounds and Products shall be performed in accordance with its development plan (the “Development Plan”). The initial version of the Development Plan is attached to this Agreement as Exhibit E. From time to time during the Term, subject to Section 3.4, Recursion may amend the Development Plan; provided, if Recursion amends the Development Plan, Recursion shall provide Takeda with such amended Development Plan in timely manner. As between the Parties, Recursion shall provide a written update to Takeda summarizing the current Development status and progress of the Compound(s) and/or Product(s) being Developed by or on behalf of Recursion, with reasonable details for Takeda to determine Recursion’s compliance of this Agreement. Such written update shall be provided semi-annually during [***] following the Effective Date and annually thereafter so long as Recursion conducts (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) any Development activities with respect to the Compounds and Products in the Field in the Territory. The Development Plan and each such written update shall be the Confidential Information of Recursion.

3.2

Commercialization of Products by Recursion. Recursion shall have the sole right and decision-making authority to Commercialize Products itself or through one or more Affiliates, Sublicensees or other Third Parties selected by Recursion in accordance with this Agreement and shall have the sole decision-making authority in all matters relating to the Commercialization of Products in the Territory in the Field. Recursion shall be solely responsible for all costs and expenses associated with such Commercialization. As between the Parties, Recursion shall provide a written update to Takeda summarizing the current Commercialization status and progress of the Product(s) being Commercialized by or on behalf of Recursion, with reasonable details for Takeda to determine Recursion’s compliance of this Agreement. On a Product-by-Product basis, and a country-by-country basis with respect to the following countries: the US; the United Kingdom; France; Germany; Italy; Spain; and Japan, such written update shall be provided semi-annually until [***] following First Commercial Sale of each Product being Commercialized by or on behalf of Recursion and annually thereafter until the end of Royalty Term for such Product. Each such written update shall be the Confidential Information of Recursion.3.3 Clinical and Commercial Manufacturing. Recursion shall have sole right and decision-making authority for all manufacturing and labeling of the Compound and/or Product(s), including clinical and commercial manufacturing and labeling. Recursion has the right to manufacture the Compound and Products itself or through one or more Sublicensees or subcontractors selected by Recursion in accordance with this Agreement. Recursion shall be solely responsible for all costs and expenses associated with such activities.

3.4

Diligence by Recursion. Recursion shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Product in each of (a) the US, (b) at least three of the following European countries: the United Kingdom, France, Germany, Italy and Spain, and (c) Japan. Activities conducted by Recursion’s Affiliates or Sublicensees with respect to the Products shall be considered as Recursion’s activities under this Agreement for purposes of determining whether Recursion has complied with its obligation to use Commercially Reasonable Efforts.

3.5

Subcontracting. Recursion may exercise any of its rights, or perform any of its obligations, under this Agreement by subcontracting (including for example, fee-for-service or commercial service providers, such as contract research, development or manufacturing organizations or clinical sites performing clinical trials) the exercise or performance of all or any portion of such rights and obligations on Recursion’s behalf. For the avoidance of doubt, this provision shall permit the granting of the sublicenses granted in section 2.1 to sub-contractors for purposes of conducting such subcontracted activities, but any sub-contractors shall not be considered Sublicensees. Any subcontract entered into by Recursion as contemplated by this Section 3.5 shall be in writing, shall specify the activity or activities subcontracted, and shall impart on the subcontractor obligations at least as protective of Takeda’s rights as provided hereunder (in each case as applicable to the subcontracted activities). Subcontracting shall not relieve Recursion from any of its obligations under this Agreement. As between the Parties, Recursion shall be responsible for the performance of and any breaches of this Agreement by its subcontractors. Recursion shall ensure that any subcontractors are aware of, and shall use Commercially Reasonable Efforts to ensure and oversee that any subcontractors comply with, the provisions of this Agreement applicable to the work being performed by such subcontractor.

3.6

Trademarks. As between Takeda and Recursion, Recursion shall have the sole right and authority to select trademarks for the Products and shall own all such trademarks in the Territory. Without limiting the foregoing but subject to Section 2.2, Takeda is not receiving and is not entitled to receive any license or right in, under or to any intellectual property rights or intellectual property, including any data, information, trademarks or Patent Rights, of Recursion or any of its Affiliates under this Agreement, whether by implication, estoppel or otherwise, and all such rights are hereby reserved by Recursion. Throughout the Term of this Agreement and thereafter, Recursion shall not adopt or use, register or attempt to register in the Territory any trademark, trade name, domain name, or similar commercial symbol that includes, or is confusingly similar to, Takeda’s or any of its Affiliates trademarks or service marks.

3.7

No Takeda Involvement. Except as otherwise provided in this Agreement, Takeda shall have no responsibility or obligation with respect to Recursion’s activities regarding the Compound or Product(s), including Development and Commercialization support. Except as otherwise expressly provided in this Agreement or otherwise agreed by the Parties in writing, Takeda shall not be obligated to provide any Know-How (other than Takeda Know-How), other materials, support, resources, funding or FTEs to support any of the activities of Recursion or any of its Sublicensees or subcontractors. If Recursion uses or relies on the results of the Takeda Clinical Trial, except as otherwise expressly provided in this Agreement, Takeda shall have no obligation to provide additional information or support, including with respect to regulatory filings, and shall have no liability for the use of the Takeda Clinical Trial results by or on behalf of Recursion.

3.8

Abandonment. If Recursion decides to permanently abandon all Development and Commercialization of all Compounds and all Products containing any Compound, it shall promptly notify Takeda within [***] of such decision. Upon receipt of such notice of abandonment, Takeda shall have the right, but not the obligation, to terminate this Agreement and take back Development or Commercialization responsibility for the Compound, provided Takeda notifies Recursion of its decision within [***] after receipt of such notice. If Takeda does not elect to take back such Development or Commercialization responsibility within such [***] period as set forth above, Recursion shall be solely responsible, at its own cost and expense, for the wind down of any such of its Development or Commercialization activities, including any clinical trials, and Takeda shall have no responsibility or liability therefor unless otherwise expressly provided in this Agreement. If Takeda elects to take back Development or Commercialization of the Compound during such [***] period as set forth above, the Parties shall work in good faith to determine which Party shall continue any ongoing research activities, including clinical trials in process and Section 10.3(b)(v) shall apply. Notwithstanding the foregoing, even if Takeda takes over Development or Commercialization, it shall have no liability for any activities of Recursion during the license period hereunder, including, without limitation, any products liability claims or claims resulting from Recursion’s activities, unless otherwise agreed upon by the Parties in a separate written agreement.

ARTICLE 4

REGULATORY MATTERS

4.1	Regulatory Filings. As between the Parties, Recursion shall be solely responsible for and control all regulatory activities, including (a) developing regulatory plans and strategies for the Compounds and the Product(s), (b) making Regulatory Filings with respect to the Compounds and the Product(s), and (c) obtaining and maintaining regulatory approvals for the Product(s). As between Recursion and Takeda, Recursion shall own and maintain all Regulatory Filings and Regulatory Approvals for the Products, including all INDs and NDAs, in the Territory. Recursion shall be solely responsible for all costs associated with such activities. Recursion has the sole right to select the countries where the Compounds and Product(s) will be maintained or submitted for Regulatory Approval.

4.2

Communications with Authorities. Recursion shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization and manufacturing of Compounds and Products in the Territory. Following the Effective Date, Takeda shall not initiate (or permit any of its Affiliates to initiate), with respect to any Compound or Product, any meetings or contact with Regulatory Authorities in the Territory, or make any Regulatory Filings with respect to the Compound or the Product, without Recursion’s prior written consent, except as necessary to accomplish the Regulatory Document transfer pursuant to Section 2.5, in which case Takeda shall keep Recursion informed of the status of such transfer. To the extent Takeda or any Affiliate receives any written or oral communication from any Regulatory Authority in the Territory relating to any Compound or Product, to the extent not prohibited by Law, Takeda shall (a) refer such Regulatory Authority to Recursion, and (b) as soon as reasonably practicable (but in any event within [***]), notify Recursion and provide Recursion with a copy of any written communication received by Takeda or such Affiliate or, if applicable, accurate minutes of such oral communication.

4.3

Adverse Event Reporting. Takeda and Recursion agree to comply with any and all Laws applicable during the Term in connection with Product safety data collection and reporting, including reporting of Adverse Events. If Takeda or any Affiliate has or receives any information regarding any Adverse Event which may be related to the use of any Product, then Takeda shall promptly provide Recursion with all such information in English within such reasonable timelines which enable Recursion to comply with all Laws and relevant regulations and requirements.

4.5

Recalls. As between the Parties, Recursion shall have the sole responsibility and decision-making authority to determine whether and how to implement a recall or other market withdrawal of Product(s) in the Territory.

ARTICLE 5

FINANCIAL PROVISIONS

5.1

Upfront Payment. In consideration for the exclusive license to the Takeda Technology granted under this Agreement, Recursion shall pay to Takeda, within [***] after Recursion’s receipt of an invoice issued by Takeda upon the Effective Date, a one-time upfront payment of one million and five hundred thousand USD ($1,500,000).

5.2

Milestone Payments. In consideration for the exclusive license to the Takeda Technology granted under this Agreement, upon its first achievement of each milestone event below (a “Milestone Event”), Recursion shall pay to Takeda the applicable one-time, non-refundable, non-credible milestone payments; [***]. Recursion shall notify Takeda in writing its achievement of each Milestone Event within [***] thereafter. Takeda shall submit to Recursion an invoice for the corresponding Milestone Event payment after receipt of such notice and Recursion shall make the

Milestone Event payment within [***] after receipt of any such invoice. The milestone amount associated with each Milestone Event shall be payable only once, regardless of how many times, or by how many Products, they are achieved.

#	Milestone Event	Amount
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]

In the event a Product bypasses an earlier Milestone Event in the table above and achieves a later Milestone Event in the table, the Milestone Event is bypassed by a later upon the achievement of such later Milestone Event, the milestone payments shall be payable both for the Milestone Event achieved and the earlier Milestone Event that was bypassed; provided that, (a) Milestone Event #3 shall not be deemed achieved upon the achievement of Milestone Event #4, Milestone Event #5 or Milestone Event #6; (b) Milestone Event #4 shall not be deemed achieved upon the achievement of Milestone Event #5 or Milestone Event #6; and (c) Milestone Event #5 shall not be deemed achieved upon the achievement of Milestone Event #6.

5.3

Royalties. In consideration for the exclusive license to the Takeda Technology granted under this Agreement, during the applicable Royalty Term, Recursion shall make tiered, non-refundable, non-creditable royalty payments on a Product-by-Product and country-by-country basis to Takeda in respect of Net Sales of the Product in the Territory during each Calendar Year, as set forth below (“Royalty Payments”). Royalties shall be payable on a quarterly basis; any such payments shall be made within [***] after the end of the Calendar Quarter during which the applicable Net Sales occurred.

Calendar Year Net Sales of a Product	Royalties (%)
On the portion of Calendar Year Net Sales less than or equal to [***]	[***]
On the portion of Calendar Year Net Sales greater than [***] and less than or equal to [***]	[***]
On the portion of Calendar Year Net Sales greater than [***]	[***]

5.4	Reductions.

(a) Anti-Stacking. If it is necessary for Recursion or any of its Sublicensees to enter into any Third Party license agreements in order to Develop or Commercialize Product, Recursion will be entitled to deduct [***] of the amounts paid by Recursion or its Sublicensee pursuant to the applicable Third Party license agreement from any amounts due to Takeda pursuant to Section 5.3. Notwithstanding the foregoing, under no circumstances shall the deductions under this Section 5.4(a) result in the amount payable to Takeda being reduced by more than [***] compared with the amount otherwise payable under Section 5.3. In the event that Recursion is not able to deduct the full amount of the permitted deduction from the amount due to Takeda due to [***] minimum amount, Recursion shall be entitled to deduct any undeducted excess amount from subsequent amounts owed to Takeda under Section 5.3 (subject always to Takeda receiving a minimum of [***] of the amount owed). A Third Party license agreement shall be deemed “necessary” under this Section only if Recursion is advised pursuant to an opinion by its counsel that such rights are necessary for avoiding infringement or misappropriation of Third Party intellectual property rights in connection with, or otherwise actually required for, the Development or Commercialization of the applicable Product in the Field in the Territory.

(b) Generic Competition. If, with respect to a particular Product in a particular country in the Territory during a particular Calendar Quarter, the Generic Competition Percentage in such country is at least [***], then the royalty rates set forth in Section 5.3 for Net Sales of such Product in such country for such Calendar Quarter shall be reduced by [***]. If, with respect to a particular Product in a particular country in the Territory during a particular Calendar Quarter, the Generic Competition Percentage in such country is at least [***], then the royalty rates set forth in Section 5.3 for Net Sales of such Product in such country during such Calendar Quarter shall be reduced by [***]).

(c) Minimum Royalty. Notwithstanding anything in this Agreement to the contrary, none of the reductions to Royalty Payments provided in Section 5.3 or Section 5.4(a) and (b) above, will, individually or in the aggregate, reduce the Royalty Payments payable with respect to Net Sales of any Product sold by Recursion and its Sublicensees in any country during the Term by more than [***] of the Royalty Payments otherwise owed to Takeda (for a minimum total royalty rate of [***] as applicable of the Net Sales of the applicable Product in the applicable country of the Territory).

5.5

Mode of Payment and Currency; Invoices. All payments to Takeda hereunder shall be made by deposit of USD in the requisite amount to such bank account as Takeda may from time to time designate sufficiently in advance by written notice to Recursion. With respect to amounts payable hereunder not denominated in USD, Recursion shall convert applicable amounts in foreign currency into USD by using an exchange rate equal to the monthly average exchange rate between each currency of origin and USD as reported by [***]. The monthly average exchange rate shall be the average of (a) the exchange rate published on the last day of the calendar month and (b) the exchange rate published on the last day of the preceding calendar month. Based on the resulting sales in USD, the then-applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

5.6

Reports and Records Retention. Within [***] after the end of each Calendar Quarter during which any payment under Section 5.3 becomes payable, Recursion shall deliver to Takeda, together with the applicable payment of the associated Royalty Payment, a written report (“Royalty Report”), on a Product-by-Product, country-by-country basis, summarizing the total amount of Net Sales during such Calendar Quarter, the exchange rates used in converting Net Sales to USD, and detailed on a country-by-country basis of any deductions or reductions and the calculation of the Royalty Payment. Each Royalty Report shall be deemed Confidential Information of Recursion subject to the obligations of Article 7 of this Agreement. For at least [***] after the end of the Calendar Year in which any such Royalty Report is submitted, Recursion shall keep complete and accurate records of such Net Sales in sufficient detail to confirm the accuracy of the calculations hereunder.

5.7

Late Payments. All payments under this Agreement which are not disputed in good faith by Recursion shall earn interest from the date due until paid at a rate equal to the lesser of (a) the maximum rate permissible under Law and (b) LIBOR, effective for the date that payment was due, plus an additional two hundred basis points. For the purposes of the foregoing, “LIBOR” means the U.S. Dollar London inter-bank offered rate as published by [***] or, if that rate is no longer published, such replacement rate as may be generally adopted by the market.

5.8	Audits.

(a) Audits Generally. During the Term and for [***] thereafter, Recursion shall permit an independent certified public accounting firm of nationally recognized standing selected by Takeda and reasonably acceptable to Recursion to have access to and to review, during normal business hours upon reasonable prior written notice (but not less than [***]), the applicable records of Recursion solely to verify the accuracy of the Royalty Reports and payments under this Article 5. Such review may cover the records for sales made in any Calendar Year ending not more than [***] prior to the date of such request. Such audits may occur no more often than once each Calendar Year by Takeda unless an audit results in a reasonably supported and significant findings requiring corrective action, in which case Takeda may conduct a reasonable number of additional audit to review any corrective action. The accounting firm shall disclose to Takeda and Recursion only whether the Royalty Reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Takeda.

(b) Audit-Based Reconciliation. If such accounting firm concludes that additional amounts were owed during such period, and absent any manifest error in such conclusion, Recursion shall pay the additional undisputed amount plus interest (at a rate set forth in Section 5.7) within [***] days after the date Takeda delivers to Recursion such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or promptly refunded to Recursion, as directed by Recursion. If Recursion disagrees with such calculation, it may, at its own cost, retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Takeda, to conduct a review, and if such firm concurs with the other accounting firm, Recursion shall make the required payment within [***] after the date Recursion receives the report of its accounting firm. Takeda shall pay for the cost of its auditor, unless Recursion has underpaid Takeda by [***] or more for the audited period, in which case Recursion shall reimburse Takeda for all out-of-pocket costs and expenses associated with the audit.

(c) Audit Confidentiality. The results of such audit shall be the Confidential Information of Recursion. Takeda shall treat all information that it receives under this Section 5.8 in accordance with the confidentiality provisions of Article 7 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Recursion obligating such firm to retain all such financial information in confidence and keep confidential all information reviewed during the audit, including any reports or summaries of such information prepared by such accounting firm, pursuant to such confidentiality agreement, except to the extent disclosure is necessary for Takeda to verify the accuracy of the Royalty Reports or the amounts of payments to Takeda under this Agreement.

5.9	Taxes.

(a) Withholding Tax. Takeda shall be responsible for the payment of any and all Taxes levied on account of the payments paid to Takeda by Recursion or Sublicensees under this Agreement. If Law requires that Taxes be deducted and withheld from payments paid under this Agreement, Recursion shall (i) deduct those Taxes or other payment owed by Recursion hereunder; (ii) pay the Taxes to the proper Governmental Authority; (iii) send evidence of the obligation together with proof of Tax payment to Takeda within [***] following such payment; (iv) remit the net amount, after deductions or withholding made under this Section 5.9(a); and (v) cooperate with Takeda in any way reasonably requested by Takeda, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Takeda shall reimburse Recursion for Recursion’s out-of-pocket expenses incurred in providing such assistance.

(b) Value Added Tax. It is understood and agreed between the Parties that any payments made by Recursion under this Agreement are inclusive of any value added or similar Tax imposed upon such payment and that Takeda shall be responsible for the payment of any and all Taxes levied on account of any payments paid to Takeda by Recursion. Recursion is entitled to receive a proper tax invoice where any value added tax amount is shown separately.

ARTICLE 6

INVENTIONS AND PATENTS

6.1

No Diminution of Takeda Patent. Without limiting Section 6.4, Recursion shall not do, or omit to do, anything that would substantially diminish or impair the rights of Takeda or its Affiliates in the Takeda Patents. For clarification, the foregoing shall not be construed as restraining Recursion’s decision-making authority as to the Development, Commercialization and other Exploitation of the Compound or the Products so long as Recursion complies with its obligations set forth in Article 3.

6.2

Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Takeda Patents covering any Compound or any Product, or the manufacture or use of any of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a Product by a Third Party.

6.3

Listing of Patents. Recursion shall have the sole right to determine which of the Takeda Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory.

6.4	Patent Prosecution and Maintenance.

(a) Takeda Patents. Recursion shall have the first right, but not the obligation (subject to Section 6.1 and Section 6.4(b)), to file, prosecute and maintain Takeda Patents in Takeda’s name, on a worldwide basis. Recursion shall bear all costs and expenses of filing, prosecuting and maintaining Takeda Patents. Recursion shall keep Takeda reasonably informed, in person or by telephone or email, regarding the status of such prosecution and maintenance activities in timely manner. Without limiting the generality of the foregoing, Recursion shall promptly upon receipt forward to Takeda copies of any significant office actions, communications, and correspondence relating to Takeda Patents. Takeda shall have the right to comment on and to discuss prosecution and maintenance activities with Recursion, and Recursion shall consider the same in good faith and shall provide Takeda with copies of all proposed filings and correspondence to give Takeda the opportunity to review and comment. Upon Recursion’s reasonable request, Takeda shall reasonably cooperate with Recursion’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of Takeda Patents; provided, that Recursion shall reimburse Takeda for Takeda’s costs and expenses with respect to such cooperation, within [***] of receiving a written invoice therefor.

(b) Election Not to File and Prosecute Takeda Patents. If Recursion elects not to continue to prosecute or maintain a Takeda Patent in Takeda’s name in any country of the Territory, then it shall notify Takeda in writing at least [***] before any deadline applicable to the prosecution or maintenance of such Takeda Patent, as the case may be, or [***] before any other date by which an action must be taken to establish or preserve such Takeda Patent in such country or possession, or if a decision not to continue prosecution or maintenance is responsive to an official communication from a governmental agency that is received by Recursion less than [***] prior to a deadline for taking action in response to such communication, then the deadline for giving such notice to Takeda shall be [***] of the time remaining for response after such communication is received by Recursion. In such case, Takeda shall have the right, but not the obligation, to support the continued prosecution or maintenance of such Takeda Patent in that country, at Takeda’s sole cost and expense. If Takeda elects to continue prosecution or maintenance of any such Patent Rights, then (i) Recursion shall promptly deliver to Takeda all prosecution files associated with such Patent Rights in such country and shall reasonably cooperate with Takeda’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of such Takeda Patents and (ii) such Takeda Patent (in the country(ies) in which Takeda continues prosecution and maintenance) shall be excluded from the license granted by Takeda to Recursion under Section 2.1; provided, that Takeda shall reimburse Recursion for Recursion’s costs and expenses with respect to such cooperation, within [***] of receiving a written invoice therefor.

(c) Patent Term Extension. Recursion shall be responsible, in Takeda’s name, on a worldwide basis, for making decisions regarding and obtaining patent term extensions wherever available for Takeda Patents. In the event that any election with respect to obtaining patent term extensions is to be made, Recursion shall have the right to make such elections, and Takeda shall abide by all such elections. Recursion shall keep Takeda reasonably informed of the status of any efforts regarding patent term extensions in a reasonably timely manner.

(d) Recursion Patents. Recursion, its Affiliates and its Sublicensees shall own any Know-How developed solely by them or a Third Party on behalf of them and shall have the right, but not the obligation, to file, prosecute and maintain Patent Rights covering or claiming any such Know-How (collectively, “Recursion Patents”). Recursion shall bear all costs and expenses of filing, prosecuting and maintaining Recursion Patents and Takeda shall have no rights with respect thereto, subject to Section 10.3(b)(v) (in the case of termination under the conditions specified therein).

6.5	Enforcement of Patents.

(a) Notice. If either Party believes that an infringement or ownership claim or threatened infringement claim is, in such Party’s reasonable judgment, likely with respect to the Takeda Patents, or if a Third Party claims that any Takeda Patent is invalid or unenforceable (any such activity, a “Third Party Infringement”), the Party possessing such belief or knowledge shall promptly notify the other Party and provide it with details of such Third Party Infringement that are known by such Party.

(b) Right to Bring an Action. Recursion shall have the exclusive right to attempt to resolve any Third Party Infringement, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle any such infringement or claim. At Recursion’s request, Takeda shall promptly provide Recursion with all relevant documentation (as may be reasonably requested by Recursion) evidencing that Recursion is validly empowered by Takeda to take such an Action. Takeda shall be obligated to join Recursion in such Action if Recursion determines that it is necessary to demonstrate “standing to sue,” provided that Takeda will have the right, at its own expense, to retain its own counsel with respect to such Action. In addition, Takeda shall have the right to join any Action relating to the Takeda Patents, at its own expense. If Recursion does not intend to prosecute or defend an Action,

Recursion shall inform Takeda within [***] of becoming aware of or receiving a notice from Takeda of a Third Party Infringement (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Third Party Infringement) and Takeda shall have the right, but not the obligation, to control such Action. The Party controlling the Action (i) shall keep the other Party reasonably informed with respect to such Action, (ii) shall, in good faith, consult with, and give reasonable consideration to, any comments made by the other Party related to such Action, and (iii) shall provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such Action. The Parties shall cooperate in good faith to ensure that each Person that participates in, or receives any information about, any Action in accordance with this Section 6.5(b) shall use reasonable efforts to protect all applicable confidential information and preserve all applicable attorney-client privilege and work product protections.

(c) Costs of an Action. Without limiting the respective indemnity obligations of the Parties set forth in Article 9, and except for the fees associated with Takeda retaining its own counsel, or Takeda pursuing an Action that Recursion has informed Takeda it will not pursue, Recursion shall pay all costs associated with any Action.

(d) Settlement. Neither Party shall settle or otherwise compromise any Action by admitting that any Takeda Patent is invalid or unenforceable, and neither Party shall settle or otherwise compromise an Action in a way that (i) adversely affects or would be reasonably expected to materially adversely affect the validity or enforceability of the Takeda Patents or the rights or benefits of the other Party hereunder or (ii) results in or would be reasonably expected to result in any financial liability on the part of the other Party or requires or would be reasonably expected to require an admission of liability, wrongdoing or fault on the part of the other Party, in each case, without the other Party’s prior written consent, not to be unreasonably withheld.

(e) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 6.5, whether by settlement or judgment, shall be allocated in the following order: [***].

(f) Recursion Patents. Recursion shall have the sole right and authority, but not the obligation, to enforce Recursion Patents against any Third Party infringer.

(g) Delegation of Enforcement Rights. Subject to Section 2.3, Recursion shall have the right, in its sole discretion, to delegate its rights under this Section 6.5, in whole or in part, to one or more Affiliates or Sublicensees.

6.6

Defense of Third Party Claim. If either (a) any Product Exploited by or under authority of Recursion becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the Exploitation of such Product in the Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of Takeda Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, subject to Article 9 (Indemnification), each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). If Takeda is named in such legal action but not Recursion, then Recursion shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. Neither Party shall enter into any settlement of any claim described in this Section 6.6 that admits to the invalidity, narrowing of scope or unenforceability of Takeda Patents or this Agreement, incurs any financial liability on the part of the other Party, requires an admission of liability, wrongdoing or fault on the part of the other Party, without such other Party’s prior written consent, in each case, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall reimburse the other Party’s reasonable out-of-pocket costs associated therewith.

6.7

Challenge. Takeda may terminate this entire Agreement upon written notice to Recursion with respect to a Product in the applicable country of the Territory at any time upon providing written notice to Recursion, if Recursion, or any of Recursion’s Sublicensees, directly, or indirectly through assistance provided by a Third Party, commences any interference or opposition proceeding, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate, in each case, with respect to any Takeda Patent and Recursion does not either (a) withdraw (to the extent permitted by applicable Law) such interference or opposition proceeding, challenge or opposition (by Recursion or any of Recursion’s Sublicensees) or (b) terminate the applicable sublicense agreement, where such interference or opposition proceeding, challenge or opposition is brought by a Sublicensee, in either case (a) or (b), within [***] after receipt of written notice thereof from Takeda. Notwithstanding the foregoing, termination by Takeda under this Section 6.7 is not permitted for any counterclaim made, filed or maintained by Recursion or its Affiliates as defendants in any patent infringement claim, demand, lawsuit, cause of action or other action made, filed or maintained by Takeda, its Affiliates or licensees, including where such counterclaim challenges the scope, validity or enforceability of any Patent Rights within Takeda Patents.

6.8

Patent Marking. Recursion shall, and shall require its Sublicensees to mark, the Products with all Takeda Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

ARTICLE 7

CONFIDENTIALITY

7.1

Confidentiality Obligations. For the Term and for [***] thereafter, the recipient Party shall, and shall require that its Affiliates and its and its Affiliates’ officers, directors, employees, consultants, Sublicensees, contractors, advisors and agents (collectively, “Representatives”), hold in confidence all Confidential Information of the other Party. The recipient Party shall not disclose any of the Confidential Information of the other Party, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or to assist recipient in exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The recipient Party shall be responsible for any disclosure or use of the Confidential Information by such Representatives. The recipient Party shall protect Confidential Information using not less than the same care with which it treats its own confidential information of similar nature, but at all times shall use at least reasonable care.

7.2	Limited-Use. The recipient Party shall not use or disclose the Confidential Information of the other Party, except for the purpose of performing its obligations, or exercising its rights, under this

Agreement, including for purposes of:

(a) filing, prosecuting, maintaining and enforcing Patent Rights, pursuant to the terms of Section 6.4;

(b) prosecuting or defending litigation or any arbitration proceedings as contemplated by this Agreement;

(c) in the case of Recursion as recipient Party, conducting pre-clinical studies or clinical trials pursuant to this Agreement;

(d) in the case of Recursion as recipient Party, seeking or maintaining Regulatory Approval of any Product; or

(e) complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, Recursion may disclose Confidential Information of Takeda to its and its Affiliates’ (i) actual and potential Sublicensees (if such Sublicensee has been engaged in compliance with Section 2.2) or (ii) actual and potential investors, acquirers or financing sources, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use as those set forth in this Article 7. Recursion may also provide on a “need-to-know” basis a redacted version of this Agreement to biopharmaceutical industry or strategic investors (each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use as those set forth in this Article 7). Furthermore, Takeda may disclose Confidential Information of Recursion to its Affiliates, employees, consultants, agents and partners who have a need to know such Confidential Information for purposes of this Agreement, and to its actual or potential acquirers and financing sources, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use as those set forth in this Article 7. The receiving Party shall be responsible for any disclosure or use of the Confidential Information by such Persons to whom it discloses Confidential Information pursuant to this paragraph.

If either Party is required to file with the SEC or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law, such Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing a reasonable time (but at least [***]) prior to such filing (and any material revisions to such portions of the proposed filing a reasonable time (but at least [***]) prior to the filing thereof), including any exhibits thereto disclosing terms or conditions of this Agreement, and will use reasonable and diligent efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and will only disclose such terms and conditions of this Agreement that it is advised by counsel are legally required to be disclosed. No such notice will be required under this Section 7.2 if the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the other Party hereunder or otherwise approved by the other Party.

7.3

Required Disclosure. The recipient Party may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient Party promptly provides to the disclosing Party prior written notice of such disclosure and provides reasonable assistance to the disclosing Party in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

7.4

Publications. Takeda shall submit to Recursion for Recursion’s written approval (which approval may be granted or denied in Recursion’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly to the Compound or any Product for review and approval at least [***] prior to submission for the proposed date of publication or presentation. Recursion shall have the right to make such publications regarding Development or Commercialization of Compound or Product as it chooses, in its sole discretion, without the approval of Takeda, provided such publication containing any Confidential Information of Takeda shall require Takeda’s approval with respect to the disclosure of such Confidential Information. If approval of Takeda is required pursuant to this Section 7.4, Takeda shall not unreasonably withhold, delay or condition such approval, and shall provide such approval or rejection of the applicable publication within [***] after receipt thereof. If Takeda rejects the applicable publication, then in connection with such rejection, Takeda shall specify what Confidential Information of Takeda is included in such publication and where such Confidential Information is included. Upon removal of such Confidential Information so specified by Takeda, Recursion shall be free to make publish or publicly present such publication or presentation.

7.5

Public Disclosures. Takeda hereby gives its consent to a press release to be made solely by Recursion attached hereto as Exhibit F with respect to this Agreement, and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, neither Party may issue a press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof, or any information relating hereto without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have under relevant Laws. In the event of a disclosure required by Law, the Parties shall promptly coordinate with each other with respect to the timing, form and content of such required disclosure. Subject to the foregoing sentence, Recursion shall have the right to make press releases or public announcements regarding the Development and/or Commercialization of any Compounds and Products, and in connection with which acknowledge (subject to Section 12.5) that the Compound and/or Product(s) were licensed in from an unaffiliated entity (without naming Takeda), without the prior written consent of Takeda.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1	Mutual Representations and Warranties. Each Party represents and warrants that, as of the Effective Date:

(a) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(d) the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument, including any policy, procedure or rule, to which such Party (or any officer or director of such Party) is a party or by which such Party (or such individual) is bound, and does not violate any Law of any Governmental Authority having authority over such Party (or such individual);

(e) such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and

(f) such Party and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority; and none of such Party or its Affiliates’ employees or contractors who are or have been involved in the development, manufacture or commercialization of Compound or Product have been, debarred or disqualified by any Regulatory Authority.

8.2	Representations and Warranties of Takeda. Takeda represents and warrants to Recursion as of the Effective Date that:

(a) to Takeda’s knowledge of the Effective Date, the Patent Rights listed in Exhibit C are the only Patent Rights that, as of the Effective Date, are Controlled by Takeda that are reasonably necessary to Exploit Compounds or Products;

(b) it has the right under the Takeda Technology to grant the licenses granted under Section 2.1 and other rights set forth herein to Recursion, and it has not granted any license or other right under the Takeda Technology that is inconsistent with the licenses granted under Section 2.1 or such other rights granted herein to Recursion;

(c) there is no pending litigation, nor has Takeda received any notice from any Third Party, asserting or alleging that the development, manufacture or commercialization of Compounds prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party and, to Takeda’s knowledge of the Effective Date, the development, manufacture and commercialization of Compound or Product does not infringe or misappropriate any Patent Right or other intellectual property of a Third Party;

(d) the Takeda Patents are not the subject of any interference proceeding, inter partes review or post-grant review and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Takeda’s ownership rights in, or the validity or scope of, any Takeda Patents;

(e) to Takeda’s knowledge of the Effective Date, all development activities, including clinical trials and regulatory activities, conducted by or under the authority of Takeda or its Affiliates in relation to Compounds or Product have been conducted in compliance with Laws that were then-applicable to such respective activities in all material respects;

(f) Takeda and its Affiliates have not made an untrue statement of a material fact to any Regulatory Authority or intentionally failed to disclose a material fact required to be disclosed to any Regulatory Authority, in each case in connection with any IND transferred to Recursion, or to which Recursion is granted a right of reference, pursuant to Section 2.5; and

(g) to Takeda’s knowledge of the Effective Date, Takeda has provided to Recursion all material information with respect to safety of the Compound or any Product Controlled as of the Effective Date by Takeda or its Affiliates.

8.3

Representation and Warranties of Recursion. Recursion represents and warrants to Takeda as of the Effective Date that there are no legal claims, judgments or settlements against or owed by Recursion or any of its Affiliates, or pending or, to Recursion’s actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

8.4	Covenants of Takeda. Takeda covenants to Recursion that:

(a) if either Party identifies any Patent Right Controlled by Takeda or its Affiliates as of the Effective Date that is reasonably necessary to Exploit Compounds or Products and which was not listed on Exhibit C, Takeda will update the list of Takeda Patents in Exhibit C to set forth such additional Patent Right, and such Patent Rights will be included in the Takeda Patents;

(b) Takeda shall not grant any mortgage, pledge, claim, security interest, lien or other encumbrance of any kind on the Takeda Technology in the Territory except for encumbrances that are expressly subject to the licenses granted Recursion under this Agreement; and

(c) except as otherwise expressly permitted in this Agreement, commencing on the Effective Date and continuing until the end of the Term, Takeda and its Affiliates will not (i) assign or otherwise transfer ownership of any Takeda Technology in the Territory, except to the extent such assignment or transfer does not conflict with or adversely affect the licenses or other rights granted to Recursion hereunder, or (ii) grant to any Third Party any license or rights to any Takeda Technology in the Territory.

8.5

WAIVER OF ALL OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS PROVIDED IN THIS ARTICLE 8, THE TAKEDA TECHNOLOGY IS PROVIDED AS IS. EXCEPT AS PROVIDED IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND. IN PARTICULAR AND EXCEPT AS PROVIDED IN THIS ARTICLE 8, TAKEDA DISCLAIMS ANY WARRANTY WITH RESPECT TO THE TAKEDA TECHNOLOGY, THE INVENTIONS CLAIMED IN THE TAKEDA PATENTS OR WITH RESPECT TO THE TAKEDA PATENTS THEMSELVES, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES ABOUT: (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE TAKEDA PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY TAKEDA TO RECURSION, WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE TAKEDA PATENTS OR WITH RESPECT TO THE TAKEDA PATENTS THEMSELVES AND ANY PRODUCTS DEVELOPED FROM OR COVERED BY THEM; (III) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE TAKEDA PATENTS WILL OR MIGHT INFRINGE A PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED OR LICENSED BY A THIRD PARTY; (IV) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE TAKEDA PATENTS; OR (V) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE TAKEDA TECHNOLOGY OR ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE TAKEDA PATENTS. EXCEPT AS PROVIDED IN THIS ARTICLE 8, EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE, NONINFRINGEMENT, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

8.6

Compliance with Anti-Corruption Laws. In connection with this Agreement, neither Party nor any of its or its Affiliates’ Representatives shall offer to make, make, promise, authorize, or accept any payment or the giving of anything of value, including, bribes, either directly or indirectly, to or from any public official, governmental authority, Regulatory Authority, or any other person for the purpose of influencing, inducing, or rewarding any act, omission, or decision in order to secure an improper advantage, or obtain or retain business. Each Party and its Representatives shall comply with all Anti-Corruption Laws. Each Party shall notify the other Party immediately upon becoming aware of any breach of its obligations under this Section 8.3. In the event that Recursion violates any Anti-Corruption Law or otherwise breaches this Section 8.6, Takeda may terminate this Agreement immediately upon providing written notice to Recursion.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1	Indemnification.

(a) By Recursion. Recursion shall indemnify, defend and hold Takeda and its Affiliates and each of their respective employees, officers, directors and agents (the “Takeda Indemnitees”) harmless from and against any and all Third Party liability, claims, damage, loss, cost or expense of any kind or nature (including reasonable attorneys’ fees) based on or arising out of or otherwise directly relating to (i) the activities of Recursion, its Affiliates, subcontractors or Sublicensees (including product liability claims) in relation to Exploiting the Products pursuant to this Agreement; (ii) a material breach of any of Recursion’s representations, warranties, covenants, or obligations under the Agreement; or (iii) the willful misconduct or negligent acts of any Recursion Indemnitees; provided, however, that Recursion’s obligations pursuant to this Section 9.1(a) shall be reduced to the extent such claims or suits are directly attributable to (x) a material breach of Takeda’s representations, warranties, covenants or obligations under the Agreement or (y) the gross negligence or willful misconduct of, or any of the Takeda Indemnitees.

(b) By Takeda. Takeda shall indemnify, defend and hold Recursion and its Affiliates and each of their respective employees, officers, directors and agents (the “Recursion Indemnitees”) harmless from and against any and all Third Party liability, claims, damage, loss, cost or expense of any kind or nature (including reasonable attorneys’ fees) based on or arising out of or otherwise directly relating to a material breach of any of Takeda’s representations or warranties under Article 8; provided, however, that Takeda’s obligations pursuant to this Section 9.1(b) shall be reduced to the extent such claims or suits are arise from, are directly attributable to (x) a material breach of Recursion’s representations, warranties, covenants or obligations under the Agreement or (y) the gross negligence or willful misconduct of, or any of the Recursion Indemnitees.

9.2

Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party claiming indemnity’s (the “Indemnified Party”) right to receive indemnification under this Article 9, the Indemnified Party shall: (a) promptly notify the Party from whom indemnity is being sought (the “Indemnifying Party”) as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the Indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the Indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel (provided, however, that without limiting the foregoing, the Indemnified Party may engage its own defense counsel at its own expense). In no event, however, may the Indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the Indemnified Party, require any omission or impose any obligation on the part of the Indemnified Party, or otherwise have an adverse effect on the rights or interest of the Indemnified Party, in each case without the prior written consent of the Indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

9.3

Insurance. During the Term, Recursion shall obtain and maintain, at its sole cost and expense, Third Party insurance in types and amounts that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities and that are sufficient to cover any indemnification claim by Takeda or the Takeda Indemnitees hereunder. It is understood and agreed that this insurance shall not be construed to limit Recursion’s liability with respect to its indemnification obligations hereunder or otherwise. Recursion will provide to Takeda upon request a certificate evidencing such insurance. In all cases, Recursion shall increase the amounts of insurance as necessary to provide coverage for its clinical trials, Development and Commercialization as appropriate to be consistent with then-current industry standards.

9.4

Waiver. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7 AND WITHOUT LIMITING EITHER PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS, NEITHER PARTY SHALL BE RESPONSIBLE OR HAVE LIABILITY FOR, ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, BUSINESS OR GOODWILL) REGARDLESS OF THE LEGAL THEORY AND REGARDLESS OF WHETHER SUCH PARTY INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 10

TERM AND TERMINATION

10.1

Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the date on which the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire with respect to such Product in such country and the terms of Section 10.3(b)(i) shall apply. This Agreement shall expire in its entirety upon the expiration of the last-to-expire Royalty Term with respect a Product, and the applicable terms of Section 10.3 shall apply.

10.2	Termination.

(a) Material Breach. If either Party materially breaches any of its material obligations under this Agreement (including, in the case of Recursion, a material breach of its obligation to use Commercially Reasonable Efforts), the other Party may give to the breaching Party a written notice specifying the nature of the default and describing it in reasonable detail, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within

[***]. If such breach is not cured within [***] after the receipt of such notice by the breaching Party, the non-breaching Party shall be entitled to terminate this Agreement immediately by written notice to the breaching Party. For clarity, each Party’s material obligations may apply to the performance of either: (i) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; or (ii) a specific Product(s) or country(ies), in which case this provision shall apply only to such affected Product(s) or country(ies).

(b) Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement, failure to progress under Section 10.2(d) or willful misconduct in performance of obligations under this Agreement shall be resolved in accordance with Article 11 hereof. Notwithstanding anything to the contrary contained in this Section 10.2 or elsewhere in the Agreement, the applicable cure period for any alleged material breach, failure to progress or willful misconduct that is in dispute shall be tolled from the date that the alleged breaching Party notifies the other Party that it intends to dispute the allegation through the resolution of such dispute pursuant to Article 11 and it is understood and acknowledged that, during the pendency of a dispute pursuant to Article 11, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.

(c) Convenience. At any time on or after the third (3rd) year anniversary of the Effective Date, Recursion may terminate this Agreement by providing written notice of termination to Takeda, which notice includes an effective date of termination at least [***] after the date of the notice.

(d) Failure to Progress. If, Recursion has not, for a period of consecutive twelve (12) months, either directly or through its Affiliates or Sublicensee, conducted, or cause to be conducted, any material activities in support of the Development or Commercialization of a Compound or Product, and has not demonstrated that it has used Commercially Reasonable Efforts towards the Development or Commercialization of a Compound or Product as provided in Section 3.4, and such failure to progress is not due to events beyond the reasonable control of Recursion, then Takeda may terminate this Agreement upon [***] written notice to Recursion unless Recursion cures such failure to progress during such [***] period.

(e) Insolvency. To the extent permitted under applicable Law, either Party may terminate this Agreement by written notice in the event that the other Party has a Bankruptcy Event.

(f) Safety Concerns. At any time, Recursion may terminate this Agreement, by providing [***] days prior written notice of termination to Takeda, if Recursion demonstrates evidence of safety issues relating to the Product that are not known to Recursion as of the Effective Date and on the basis of which a reasonable investigator would conclude that the Product could not be administered to patients safely; provided, Recursion shall provide such evidence to Takeda together with the termination notice and upon Takeda’s request, Recursion shall discuss such evidence with Takeda in good faith.

(g) Mutual Agreement. Upon the mutual written agreement of the Parties, this Agreement may be terminated as of the date agreed by the Parties in such written agreement.

10.3	Effects of Termination.

(a)	Survival.

(i) Notwithstanding the expiration or termination of this Agreement pursuant to

Section 10.1 or Section 10.2, the following provisions shall survive: Article 1 (Definitions); Section 3.8 (Abandonment); Section 5.8 (Audit); Article 7 (Confidentiality); Article 8 (Representations and Warranties); Section 9.1 (Indemnification); Section 9.2 (Notification of Claims; Conditions to Indemnification Obligations); Section 9.4 (Waiver); Section 10.3 (Effects of Termination); Article 11 (Dispute Resolution) and Article 12 (Miscellaneous Provisions). In addition, Section 6.6 (Defense of Third Party Claim) shall survive any expiration of the Agreement with respect to a Product in a particular country following the expiration of the Royalty Term with respect to such Product in such country, but only for so long as such Product continues to be Commercialized by or on behalf of Recursion or any of its Sublicensees.

(ii) Expiration or termination of this Agreement shall not relieve the Parties of any obligation or liability that accrued hereunder prior to the effective date of such expiration or termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(iii) All of the effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event this Agreement is not terminated in its entirety, but rather is terminated on a Product-by-Product and country-by-country basis with respect to one or more Products (the “Terminated Product”) in a particular country (the “Terminated Country”), then, notwithstanding anything to the contrary contained in Sections 10.3(a)(i) or 10.3(a)(ii), the consequences of termination described under this Section 10.3 shall only apply to the Terminated Product in the Terminated Country, and this Agreement shall remain in full force and effect in accordance with its terms with respect to all Products other than the Terminated Products, and in all countries of the Territory other than the Terminated Countries.

(b)	Licenses.

(i) As of the effective date of expiration (but not a termination) of the Royalty Term with respect to a given Product and country, the licenses from Takeda to Recursion under Section 2.1 shall convert to fully paid, royalty-free, irrevocable, and perpetual licenses.

(ii) Upon any termination of this Agreement, the following terms and conditions shall apply only with respect to such Product(s) and country(ies) as are the subject of such termination:

(1) all licenses granted to Recursion under Section 2.1 shall terminate (except with respect to sublicenses as set forth hereunder and to the extent reasonably necessary to provide the transition described herein);

(2) if, at the time of such termination, Recursion or its Affiliates are conducting any clinical trials of a given Product, then Recursion may, at its cost and expense, orderly wind down the conduct of any such clinical trial; provided that, Recursion may continue to dose subjects enrolled in any then ongoing clinical trial through completion of the applicable protocol for such clinical trial if dosing is required by a Regulatory Authority or applicable Laws;

(3) except for a termination pursuant to Section 10.2(f), Recursion and its Sublicensees shall be entitled, during [***] period following such termination, to sell any commercial inventory of such Product(s) which remains on hand as of the date of the termination, so long as Recursion makes all Royalty Payments in accordance with the terms and conditions set forth in this Agreement. Upon Takeda’s request, any commercial inventory remaining following [***] period shall be offered for sale to Takeda at [***], as applicable, provided, that Takeda shall have no obligation to purchase such inventory; and

(4) each Party shall return or destroy, at the other Party’s election, all Confidential Information of the other Party; provided that, the recipient Party may retain one copy of such Confidential Information for its legal archives, subject to its confidentiality and limited-use obligations provided in Article 7.

(iii) Upon any termination of this Agreement (except for the case of termination pursuant to Section 10.2(f)), each of Recursion’s Sublicensees shall continue to have the rights and licenses set forth in its sublicense agreements; provided, that such Sublicensee did not cause the material breach or failure of progress that gave cause for termination by Takeda under Section 10.2(a) or Section 10.2(d), such Sublicensee agrees to assume the applicable obligations (including payment obligations) of Recursion hereunder with respect to activities of the Sublicensee and Takeda shall have no obligations to such Sublicensee beyond the obligations expressly set forth herein.

(iv) Immediately following Recursion’s notification of termination to Takeda pursuant to Section 10.2, (unless termination by Recursion for Takeda’s breach is the subject of a good faith dispute), the diligence obligations in Section 3.4 shall no longer apply and Recursion shall have the right to wind-down all then on-going Development and/or Commercialization activities.

(v) Upon written request from Takeda within [***] after the effective date of termination (except for the case of termination by Recursion pursuant to Section 10.2(a) and for, clarity, not including expiration of this Agreement), Recursion shall grant to Takeda the right to negotiate in good faith for a period not to exceed [***] from the date Recursion receives such request the terms and conditions, including commercially reasonable financial terms, of an exclusive license under Recursion Technology, in each case for the limited purpose of Developing, Commercializing and otherwise Exploiting Products for the Field in the Territory; provided, that any such license will be subject to any surviving sublicenses (subject to Section 10.3(b)(iii)). In each case, the terms of any such license agreement will include commercially reasonable financial consideration payable to Recursion (including potential milestones and royalty payments) as consideration for such license(s), which will take into account, among other things, the actual costs and expenses of Recursion with regard to the Development, Commercialization and/or other Exploitation of all such Products up to the effective date of termination.

ARTICLE 11

DISPUTE RESOLUTION

11.1

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish under this Article 11 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters that Recursion has sole decision-making authority and/or discretion under this Agreement (each, a “Non-Escalatable Dispute”), in which case, such matter shall be determined by Recursion and shall not be part of the dispute resolution procedure set forth in this Article 11) in an expedient manner by mutual cooperation and without resort to arbitration. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation within [***] from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the management of the Parties as set forth in Section 11.2.

11.2

Escalation to Management. Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalatable Dispute) that remains unresolved for a period of [***] as set forth in Section 11.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the management of each Party (which, in the case of Takeda shall mean its President, Research & Development or designee, and in the case of Recursion shall means its CEO or designee), within [***] after referral of such dispute to them. If management does not resolve such dispute within [***] after referral of such dispute to them, then, at any time after such [***] period, either Party may proceed to arbitration in accordance with Section 11.3 with respect to such dispute.

11.3

Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, but excluding any dispute, controversy or claim concerning (a) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory or (b) the validity, enforceability, infringement or misappropriation of any intellectual property, shall be finally settled by binding arbitration conducted in the English language in New York, New York under the commercial arbitration rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration will be conducted by a panel of three (3) arbitrators. Each Party will appoint one (1) arbitrator, and these two (2) arbitrators so selected by the Parties will then select the third arbitrator. Disputes about arbitration procedure shall be resolved by the arbitrators. The arbitrators shall not be current or former employees or directors, or current stockholders, of either Party or any of their respective Affiliates or Sublicensees and each arbitrator shall have at least [***] of pharmaceutical industry experience. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. Within [***] after selection of all three (3) of the arbitrators, the arbitrators shall conduct the preliminary conference. In addressing any of the subjects within the scope of the preliminary conference, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. In addition, each Party shall have the right to take up to [***] of deposition testimony, including expert deposition testimony. The hearing shall commence within [***] after the selection of the arbitrators. The arbitrators shall, in their discretion, allow each Party to submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrators. The hearing shall be no longer than [***] in duration. The arbitrators shall also permit the submission of expert reports. The arbitrators shall render their decision and award within [***] after the arbitrators declare the hearing closed, and the decision and award shall include a written statement describing the essential findings and conclusions on which the decision and award are based, including the calculation of any damages awarded. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without reference to its conflict of laws principles. The decision and award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. The parties acknowledge and agree that this Agreement and any award rendered pursuant hereto shall be governed by the UN Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

11.4

Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief in a court of competent jurisdiction prior to the initiation or completion of the above procedure.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1

Relationship of the Parties. The Parties agree that they are and will be acting solely as independent contractors and nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. Neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent of the other Party for any purpose.

12.2	Assignment.

(a) Assignment by Recursion. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable or transferable by Recursion, whether voluntarily or by operation of law, without the prior written consent of Takeda (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Recursion may assign this Agreement without such consent to an Affiliate or to a successor to all or substantially all of its business or assets to which this Agreement relates, whether by way of merger, consolidation, sale of stock, sale of assets, operation of law or otherwise. Recursion shall give written notice to Takeda promptly following any such assignment.

(b) Assignment by Takeda. Takeda may assign this Agreement to any Affiliate or to any Third Party that acquires all or substantially all of the assets or business of Takeda, whether by merger, sale of stock, sale of assets or other similar transaction, without the consent of Recursion. Takeda shall give written notice to Recursion promptly following any such assignment.

(c) Continuing Obligations. Unless otherwise agreed among Takeda, Recursion and an assignee permitted under this Section 12.2, no assignment under this Section 12.2 to an Affiliate of the assigning Party shall relieve the assigning Party of any of its responsibilities or obligations hereunder. As a condition of any assignment of this Agreement, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(d) Void Assignments. Any assignment not in accordance with this Section 12.2 shall be void.

12.3

Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with US GAAP or IFRS, as applicable. All terms of an accounting or financial nature in this Agreement shall be construed in accordance with the foregoing accounting standard

.12.4

Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from any event beyond the reasonable control of the affected Party, including acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, epidemics, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions (“Force Majeure”). The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

12.5

No Trademark Rights. Except as expressly set forth in this Agreement, no right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise. Except as expressly set forth in this Agreement, each Party agrees not to use the name, trademark, logo, symbol or other image of the other Party or its Affiliates in any commercial activity, marketing, advertising, or sales brochures without the prior written consent of the other Party, which consent may be granted or withheld at the other Party’s sole discretion.

12.6

Entire Agreement of the Parties; Amendments. This Agreement and the Exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Except as specified herein, no waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.7	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.8

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of the State of Delaware. In the event of any conflict between US and foreign laws, regulations and rules, US laws, regulations and rules shall govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

12.9

Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile or other electronic mail (receipt verified), or by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party.If to Recursion, addressed to:

Name:  Recursion Pharmaceuticals, Inc.

Street:  41 S. Rio Grande Street

City:    Salt Lake City, UT 84101

Country: United States of America

Attn:    [***]

Email:  [***]@recursionpharma.com

With a copy to:

Name:	Wilson Sonsini Goodrich & Rosati
Street:	28 State Street, 37th Floor
City:	Boston, MA 02109
Country:	United States of America Attn: [***]
Email:	[***]@wsgr.com

If to Takeda, addressed to:

Name:	Takeda Pharmaceutical Company Limited
Street:	1-1, Doshomachi 4-chome
City:	Chuo-ku, Osaka
Country:	Japan
Attn:	[***]

With a copy to:

Name:	Millennium Pharmaceuticals, Inc.
Street:	40 Landsdowne Street
City:	Cambridge MA 02139
Country:	United States of America
Attn:	[***]

12.10	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.

12.11

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.12

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its effect is most consistent with the original intent of the Parties.

12.13

No Implied License. No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or Controlled by the other Party or its Affiliates, except as expressly set forth in this Agreement.

12.14

Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to ARTICLES, Sections, and Exhibits shall be deemed references to ARTICLES and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used: (a) the singular shall include the plural, the plural the singular, (b) the use of any gender shall be applicable to all genders, (c) the words “include” or “including” shall be construed to as incorporating, also, “but not limited to” or “without limitation”, (d) the word “notice” shall mean in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (e) provisions that require that a Party or the Parties “agree,” “consent” or“approve” shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise, and (f) and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Unless the context otherwise requires, countries shall include territories.

12.15

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Transmission by fax or by electronic mail (in PDF form) or by any other electronic means intended to preserve the original appearance of the document, of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and have the same effect as physical delivery of the paper document bearing the original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first above written.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		RECURSION PHARMACEUTICALS, INC.

Signature:	/s/ Kentaro Kume	Signature:	/s/ Shafique Virani

Printed Name:	Kentaro Kume	Printed Name:	Shafique Virani

Title:	Head of R&D Partnership Office Asia-Pacific	Title:	Chief Corporate Development Officer

Exhibit A

Summary:

Exhibit A describes structural and other properties of TAK-733, the licensed compound.

[***]

1

Exhibit B

Summary:

Exhibit B contains a listing of individual files and reports that are being transferred from Licensor to Licensee.

[***]

2

Exhibit C

Takeda Patents

Country	Appl. No.	Reg. No.	Reg. date	Status
AL	AL/P/2013/188	4453	24-Apr-2013	Registered
AR	P 07 01 05806	AR064640B1	21-Dec-2018	Registered
AT	07869422.1	2125810	24-Apr-2013	Registered
AU	2007337003	2007337003	15-Aug-2013	Registered
BA	07869422.1	2125810	24-Apr-2013	Registered
BE	07869422.1	2125810	24-Apr-2013	Registered
BG	07869422.1	2125810	24-Apr-2013	Registered
BN	RE/2013/0041	RE/2013/0041	11-Jul-2013	Registered
BR	PI 0720525-2			Allowed
CA	2,673,647	2,673,647	09-Feb-2016	Registered
CH	07869422.1	2125810	24-Apr-2013	Registered
CL	3742-2007	48.980	17-May-2013	Registered
CN	200780050324.4	ZL200780050324.4	06-Jan-2013	Registered
CO	09-074.721	2859	24-Aug-2012	Registered
[***]	[***]	[***]	[***]	[***]
CY	CY20131100632	2125810	24-Apr-2013	Registered
CZ	07869422.1	CZ/EP 2125810	24-Apr-2013	Registered
DE	2125810	60 2007 030 085.1	24-Apr-2013	Registered
DK	07869422.1	DK/EP 2125810	24-Apr-2013	Registered
[***]	[***]	[***]	[***]	[***]
DZ	090453	6648	27-Jul-2011	Registered
EA	200970605	016312	30-Apr-2012	Registered
[***]	[***]			[***]
EE	07869422.1	2125810	24-Apr-2013	Registered
[***]	[***]			[***]
EP	P-2013/315	2125810		Registered
ES	07869422.1	2125810	24-Apr-2013	Registered
FI	07869422.1	2125810	24-Apr-2013	Registered
FR	07869422.1	2125810	24-Apr-2013	Registered
GB	07869422.1	2125810	24-Apr-2013	Registered
GC	9774	GC0008107	20-Jun-2018	Registered
GD	07869422.1	13	11-Jul-2013	Registered
GE	AP2007011376	P5511	08-Jun-2012	Registered
GR	07869422.1	2125810	24-Apr-2013	Registered
[***]	[***]			[***]
HR	07869422.1	P20130684	24-Apr-2013	Registered
HU	07869422.1	E019309	24-Apr-2013	Registered
ID	W-00 2009 01717	ID P0032324	19-Nov-2012	Registered
IE	07869422.1	2125810	24-Apr-2013	Registered
IL	199362	199362	01-Nov-2013	Registered
IN	2589/KOL NP/2009	275359	31-Aug-2016	Registered
IS	07869422.1	2125810	24-Apr-2013	Registered

3

IT	07869422.1	2125810	24-Apr-2013	Registered
JO	P/555/2007	2985	07-Feb-2017	Registered
JP	2009-543137	5513127	04-Jun-2014	Registered
[***]	[***]			[***]
KR	7015218/2009	10-1488467	23-Jan-2015	Registered
LT	07869422.1	2125810	24-Apr-2013	Registered
LU	07869422.1	2125810	24-Apr-2013	Registered
LV	07869422.1	2125810	24-Apr-2013	Registered
MA	PV/32088	31151	01-Feb-2010	Registered
MC	07869422.1	2125810	24-Apr-2013	Registered
MK	P-2013/291	2125810	24-Apr-2013	Registered
MT	07869422.1	2125810	24-Apr-2013	Registered
MX	MX/a/2009/006675	293050	01-Dec-2011	Registered
MY	PI20092545	MY-157871-A	29-Jul-2016	Registered
[***]	[***]	[***]	[***]	[***]
NL	07869422.1	2125810	24-Apr-2013	Registered
NO	20092692	342270	30-Apr-2018	Registered
NZ	578310	578310	07-May-2012	Registered
PC	PCT/US2007/087913			Expired
PE	000065-2008	6252	07-Dec-2011	Registered
PH	1-2009-501221	1-2009-501221	03-Nov-2015	Registered
PK	1473/2007	140705	23-Apr-2010	Registered
PL	07869422.1	2125810	24-Apr-2013	Registered
PT	07869422.1	2125810	24-Apr-2013	Registered
RO	07869422.1	2125810	24-Apr-2013	Registered
RS	P-2013/315	52887	24-Apr-2013	Registered
SE	07869422.1	2125810	24-Apr-2013	Registered
SG	200904081-7	153369	15-Sep-2011	Registered
SI	07869422.1	2125810	24-Apr-2013	Registered
SK	07869422.1	2125810	24-Apr-2013	Registered
[***]	[***]			[***]
TN	TN2009/0249	20997	20-Sep-2011	Registered
TR	07869422.1	2125810	24-Apr-2013	Registered
TW	096149026	I396538	21-May-2013	Registered
UA	200907471	98479	25-May-2012	Registered
US	60/870,913			Registered
US	11/958,999	8,030,317	04-Oct-2011	Registered
US	12/520,247	8,293,901	23-Oct-2012	Registered
[***]	[***]			[***]
US	13/450,064	8,470,837	25-Jun-2013	Registered
[***]	[***]			[***]
VN	1-2009-01519	11910	15-Oct-2013	Registered
ZA	2009/04682	2009/04682	29-Sep-2011	Registered

4

Exhibit D

Summary:

Exhibit D describes the transfer plan for transferring the IND, electronic documents, and other technical documents from the licensor to the licensee.

[***]

5

Exhibit E

Development Plan

Summary:

Exhibit E outlines the licensee’s development plan for the licensed compound, including anticipated timelines for completing certain pre-clinical and clinical tasks.

[***]

6

Exhibit F

Press Release

Recursion Enters Into Global Licensing Agreement with Takeda to Develop TAK-733 in Hereditary Cancer Syndrome

DATE, 2020 – SALT LAKE CITY – Recursion, a digital biology company industrializing drug discovery, today announced it has entered into a global licensing agreement with Takeda Pharmaceutical Company Limited (Takeda) to gain rights to TAK-733, a clinical-stage MEK inhibitor, and develop it for the treatment of a hereditary cancer syndrome and related areas of oncology.

“TAK-733 is a great example of the power of our approach to decode challenging and important areas of biology. By applying machine learning to images of cells, we capture cellular changes accompanying hundreds of unique biological perturbations, and even loss of just a single gene.” said Chris Gibson, Ph.D., co-founder and CEO, Recursion. “Using our platform, we uncovered targeted areas of oncology where TAK-733 could be effective. And because our dataset is fully relatable, we then cross-referenced TAK-733 against hundreds of disease models we’ve developed already or will develop in the coming years.”

TAK-733 was identified as a potential treatment for a hereditary tumor syndrome using Recursion’s approach to creating cellular models of diseases where genes are inactive. Using its automated drug discovery platform, Recursion discovered the potential of TAK-733 by testing more than 200 potential molecules from Takeda’s library against the most effective potential treatment for cancers carrying particular mutations.

“We’re making immense progress in oncology by understanding the genetic drivers of different tumor types and developing targeted therapeutics,” said Ron Alfa, M.D., Ph.D., Senior Vice President, Translational Discovery. “Almost all available drugs today target a particular type of mutation that result in activated proteins — oncogenes. However, most tumors also harbor mutations that eliminate or deactivate proteins, tumor suppressors, and only a few of these pathways have been understood well enough to develop therapeutics. Recursion’s platform opens the door to discovering targeted therapeutics that are effective when these tumor suppressors are inactive.”

Under the terms of the agreement, Recursion obtains exclusive worldwide rights to develop and commercialize TAK-733. For more information on Recursion, please visit www.recursionpharma.com.

About Recursion

Recursion is a digital biology company industrializing drug discovery. Recursion does this by combining automation, artificial intelligence, machine learning, in vivo validation capabilities and a highly cross-functional team to discover novel medicines that expand our collective understanding of biology. Recursion’s rich, relatable database of 4 petabytes of biological images generated in-house on the company’s robotics platform enables advanced machine

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learning approaches to reveal drug candidates, mechanisms of action, novel chemistry, and potential toxicity, with the eventual goal of decoding biology and advancing new therapeutics that radically improve people’s lives. Recursion is proudly headquartered in Salt Lake City. Learn more at www.recursionpharma.com, or connect on Twitter and LinkedIn.

# #

Media Contact:

Amanda Guisbond

amanda.guisbond@recursionpharma.com

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